UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2022

HCW Biologics Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40591	82-5024477
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 N. Commerce Parkway
Miramar, Florida		33025
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 954 842-2024

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HCWB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On August 15, 2022, HCW Biologics Inc. (“HCW Biologics” or the “Company”) entered into a loan agreement (the “Loan Agreement”) with Cogent Bank to partially fund its purchase of a 36,000 square foot building (the “Corporate Headquarters”) located in Miramar, Florida, for $9.9 million. The Loan Agreement provides for a term loan of up to $6.5 million. The term loan is evidenced by a promissory note (the “Note”) bearing interest at a rate per annum equal to 5.75%, and maturing in August 2027. The Company will make interest-only payments on the term loan from September 2022 through August 2023 and will make principal and interest payments in 47 equal monthly installments, based on a 25-year maturity schedule, commencing September 15, 2023 followed by one final balloon payment of all remaining principal, interest and fees due on the maturity date of August 15, 2027. The Company’s obligations under the Loan Agreement are secured by, among other things, a mortgage on Corporate Headquarters and related real property located in Broward County, Florida, pursuant to a mortgage and security agreement, dated August 15, 2022, between the parties (the “Mortgage and Security Agreement”).

The Company also has the option to prepay the term loan under the Loan Agreement at any time without penalty. The Loan Agreement and Mortgage and Security Agreement (collectively, the “Loan Documents”) contain customary representations and warranties and affirmative covenants, and provide that the Company may borrow up to $6.5 million of additional funds, subject to full lending approval and review by the lender. The Loan Documents contain customary events of default, including, among others: non-payment of principal, interest or other amounts when due; provision of false or misleading of representations and information; certain pending litigation against the Company; certain judgments against the Company; the Company’s failure to subordinate other indebtedness to indebtedness owed to the lender; the lender deems itself or the prospect of payment and/or performance under the Loan Documents insecure; Dr. Hing C. Wong ceasing to own at least 20% of the voting interest in the Company or be its chief executive officer; bankruptcy, insolvency or inability to pay debts; and a change of control of the Company. Upon the occurrence and during the continuance of an event of default, the interest rate on the borrowing increases by 1225 basis points and the lender may terminate the commitments under the Loan Agreement and declare the loans and all other obligations under the Credit Facility immediately due and payable.

The description of the Loan Documents contained herein does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Loan Documents, copies of which will be filed as exhibits to the Company’s next quarterly report on Form 10-Q.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

In connection with its entry into the Loan Documents, the Company contemporaneously entered a short-term lease with the former owner of the Corporate Headquarters for approximately 14,000 square feet of office space. The Corporate Headquarters will house the Company’s executive offices, lab space, and manufacturing facility. The Company plans to buildout the lab space and manufacturing facility over the course of the next 18 months. The Company intends to continue operations at its current location until its lease expires on February 28, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HCW BIOLOGICS INC.

Date:	August 17, 2022	By:	/s/ Hing C. Wong
Hing C. Wong, Ph.D., Founder and CEO